EXHIBIT 99.1

Cleveland BioLabs Reports First Quarter 2012 Financial Results

Provides Update on Progress With FDA

BUFFALO, N.Y., May 3, 2012 (GLOBE NEWSWIRE) -- Cleveland BioLabs, Inc. (Nasdaq:CBLI) today reported financial results for the first quarter ended March 31, 2012.

Cleveland BioLabs reported a net loss of approximately $5.4 million, or $0.15 per share, for the first quarter of 2012 as compared to approximately $5.5 million, or $0.19 per share, for the first quarter of 2011. At March 31, 2012, Cleveland BioLabs and consolidated subsidiaries reported cash, cash equivalents and short-term investments of approximately $23.6 million.

In addition, the Company provided an update on recent interactions with the U.S. Food and Drug Administration (FDA) regarding CBLB502 defense applications.

"We are pleased with the results of our communications with the FDA on the CBLB502 defense program," stated Yakov Kogan, Ph.D., MBA, interim Chief Executive Officer. "We reached an agreement with the FDA on our most critical high level questions related to the relevancy of our animal models. We will now finalize our definitive pivotal animal efficacy program and request a follow-up meeting with the FDA to confirm its specifics. We anticipate that this meeting will occur by the end of this summer.

"As for our human clinical program, we believe that we have reached a common understanding on the design elements of the proposed clinical program and what those elements should look like. We will review these deliberations in more detail at our upcoming annual meeting and investor day, scheduled for June 13, 2012."

Dr. Kogan added, "Based on our interactions with the FDA, we intend to work on proposals for submission to the Biomedical Advanced Research and Development Authority of the Department of Health and Human Services (BARDA) and other federal agencies, upon availability of a suitable Broad Agency Announcement or other funding solicitation."

Further Operational Highlights

The Company continued enrollment of the CBLB502 advanced cancer trial at Roswell Park Cancer Institute. To date, there were no serious adverse events reported.

Incuron, LLC, one of Cleveland BioLabs' majority-owned subsidiaries, recently announced that a new Investigational New Drug (IND) application for clinical testing of CBLC137 was opened with the regulatory authority of the Russian Federation. A Phase I, dose escalation study of the oral formulation of CBLC137 in subjects with advanced solid tumors that are resistant or refractory to standard care treatment, will be conducted at five sites in the Russian Federation.  This event satisfies a funding milestone of approximately 190 million Russian Rubles for Incuron's financial partner, Bioprocess Capital Ventures, which at recent exchange rates is approximately $6.5 million.

While Incuron is starting trials with the oral formulation of CBLC137 in the Russian Federation, optimization of the intravenous formulation and formal preclinical work are being conducted in preparation for an IND filing for studies with CBLC137 in the U.S.  A pre-IND meeting with the FDA has been scheduled for mid-summer to confirm that CBLI's remaining planned studies will be sufficient for opening an IND.

Incuron's ongoing Phase I single-dose ascending trial of CBLC102 in refractory advanced cancer patients with liver metastases has progressed into a fifth cohort.  Depending on reports of dose limiting toxicities, the trial may continue into additional dose-ascension cohorts beyond the original scope of the trial before adding patients at the selected therapeutic dose.

Further Financial Highlights

Revenues for the first quarter of 2012 decreased to approximately $0.9 million from approximately $2.5 million for the same period in 2011, primarily due to a reduction in funding received from the federal government.

Research and development expense increased by almost 5% to approximately $6.0 million as compared to approximately $5.7 million for the first quarter of 2011.  This net increase was mainly due to the opening of the Advanced Cancers trial with CBLB502, new development efforts including CBLB612, and compounds in the Panacela subsidiary.  Partially offsetting these cost increases was a reduction in expenditures related to the development of CBLB502 as a medical countermeasure for acute radiation syndrome.

General and administrative (G&A) expense increased by approximately $0.5 million to approximately $2.4 million for the first quarter of 2012 from approximately $1.9 million in the first quarter of 2011. Approximately half of this increase is associated with the G&A activities of our new subsidiary Panacela Labs, Inc. and the remainder relates to other general cost increases.

During the quarter ended March 31, 2012, cash and cash equivalents decreased by approximately $4.8 million from December 31, 2011, primarily due to operating activities during the quarter.

As of March 31, 2012, Cleveland BioLabs had approximately 35.7 million shares of common stock outstanding.

Outlook

"We believe we are well positioned to execute our strategy," concluded Dr. Kogan. "We believe that the FDA meeting has brought clarity to our human clinical program and that it is working with us on our pivotal animal program. With this clarity, we intend to re-approach our various funding agency partners to solicit financial assistance with CBLB502's defense development. The CBLB502 advanced cancer trial is actively screening and enrolling patients. CBLB612's development is advancing and Incuron continues dosing in its Phase I trial of CBLC102, and may now commence a Phase I trial of CBLC137 in the Russian Federation. Panacela Labs is moving ahead with IND-enabling toxicology work in Russia for its five pipeline candidates. All-in-all, we have a lot of exciting milestones on the horizon."

Conference Call Information

Management will host a conference call at 11:00 a.m. ET today to provide updates and address investor questions regarding the Company's progress with the FDA, ongoing and pending clinical trials and general business developments. Interested parties may participate by dialing 877-407-9205 (US) or 201-689-8054 (International) approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.  A replay of the call will be available starting on May 3, 2012, at 2:00 p.m. ET through August 3, 2012, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering account number 286 and conference ID number 393163. An archived webcast of the conference call will be available on the investor page of the Cleveland BioLabs web site at www.cbiolabs.com.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a clinical-stage biotechnology company leveraging a deep mechanistic understanding of the cell death process, apoptosis, to develop a robust pipeline of compounds primarily focused on oncology applications and mitigation of radiation injury. The Company's lead compound is being developed as both a radiation countermeasure and a direct acting anticancer agent. The Company has two subsidiaries, Incuron, LLC, and Panacela Labs, Inc., and strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, the Children's Cancer Institute of Australia and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

The Cleveland BioLabs, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11668

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the Company's history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company's need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company's R&D grants and contracts and its ability to win additional funding under such grants and contracts; the Company's failure to successfully and timely develop new products; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company's inability to obtain regulatory approval in a timely manner or at all; the Company's collaborative relationships and the financial risks related thereto; the Company's ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company's ability to comply with various safety, environmental and other governmental regulations. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the "Risk Factors" and "Forward-Looking Statements" described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine,
Director Investor Relations & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 18,111,487	$ 22,872,589
Short-term investments	5,520,000	5,520,000
Accounts receivable	806,438	1,740,629
Other current assets	781,684	876,889
Total current assets	25,219,609	31,010,107

Equipment, net	1,260,865	1,084,204
Other long-term assets	38,191	32,490

Total assets	$ 26,518,665	$ 32,126,801

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 1,068,568	$ 909,144
Accrued expenses	2,224,774	1,686,202
Accrued warrant liability	5,566,203	7,285,959
Current portion of capital lease obligation	64,418	--
Total current liabilities	8,923,963	9,881,305

Noncurrent portion of capital lease obligation	152,306	--

Commitments and contingencies	--	--

Total liabilities	9,076,269	9,881,305

Stockholders' equity:
Total Cleveland BioLabs, Inc. stockholders' equity	4,950,232	9,060,672
Noncontrolling interest in stockholders' equity	12,492,164	13,184,824
Total stockholders' equity	17,442,396	22,245,496

Total liabilities and stockholders' equity	$ 26,518,665	$ 32,126,801

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2012	2011
Revenues:
Grants and contracts	$ 931,397	$ 2,473,982

Operating expenses:
Research and development	5,985,801	5,708,933
General and administrative	2,427,471	1,877,202
Total operating expenses	8,413,272	7,586,135

Loss from operations	(7,481,875)	(5,112,153)

Other income (expense):
Interest and other income	55,641	49,023
Foreign exchange gain (loss)	(692,416)	32,715
Change in value of warrant liability	1,719,756	(714,951)
Total other income (expense)	1,082,981	(633,213)

Net loss	(6,398,894)	(5,745,366)

Net loss attributable to noncontrolling interests	1,011,748	246,307

Net loss attributable to Cleveland BioLabs, Inc.	$ (5,387,146)	$ (5,499,059)

Net loss available to common stockholders per share of common stock, basic and diluted	$ (0.15)	$ (0.19)

Weighted average number of shares used in calculating net loss per share, basic and diluted	35,657,563	29,110,979

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities	$ (4,794,372)	$ (842,224)
Cash flows from investing activities	(81,560)	(1,730,370)
Cash flows from financing activities	(3,541)	3,508,147
Effect of exchange rate change on cash and equivalents	118,371	164,716

(Decrease) Increase in cash and cash equivalents	(4,761,102)	1,100,269

Cash and cash equivalents at beginning of period	22,872,589	10,918,537

Cash and cash equivalents at end of period	$ 18,111,487	$ 12,018,806